EXHIBIT 23.1

Consent of Independent Accountants

[LETTERHEAD OF KPMG LLP]


The Board of Directors
inTEST Corporation:

We consent to the incorporation by reference herein of our report dated February 23, 2000, relating to the consolidated balance sheets of inTEST Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, comprehensive earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 and the related consolidated financial statement schedule, which report appears in the December 31, 1999 annual report on Form 10-K of inTEST Corporation.


KPMG LLP


Philadelphia, Pennsylvania
March 30, 2000